SEC FORM 1A - May 11, 2026

UNATION, INC.

(A Delaware Corporation)

12802 Tampa Oaks Boulevard, Suite 405

Tampa, Florida 33637

www.unation.com

Up to 3,333,333 Revenue-Backed Participation Securities

Convertible on a One-for-One Basis into

Up to 3,333,333 Shares of Class A Common Stock

This is an offering of revenue-backed participation securities (the “Securities”) of UNATION, Inc., a Delaware corporation (the “Company”). The Securities are being offered pursuant to Regulation A under the Securities Act of 1933, as amended.

The Company operates a technology platform designed to enable discovery and engagement with experiences, supported by a proprietary behavioral intelligence infrastructure known as OrbweaverAI. The platform integrates distribution, behavioral data, and predictive intelligence to optimize engagement between consumers and businesses.

The Company is offering up to $20,000,000 of Securities at a price of $6.00 per Security. The minimum investment amount is $1,000.

The Securities entitle holders to participate in a portion of the Company’s gross revenues, subject to the terms described in this Offering Circular, until such time as the applicable return threshold is achieved, after which the Securities may convert into shares of the Company’s Class A common stock, as further described herein.

Price to Public: $6.00 per Security

Minimum Investment: $1,000

Maximum Offering Amount: $20,000,000

The Company is conducting this offering on a best-efforts basis with no minimum offering amount. There is no assurance that any minimum amount will be sold.

Investor funds will be held in a segregated escrow account and will not be released to the Company until accepted by the Company in accordance with the terms described in this

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE.

THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, THE COMPANY ENCOURAGES YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, YOU MAY REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” beginning on page 15.

Sales of these securities will commence on or about [________], following qualification of the Offering Statement by the Securities and Exchange Commission.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

PART II — OFFERING CIRCULAR

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BUSINESS

Overview

UNATION, Inc. (“UNATION” or the “Company”), together with its artificial intelligence engine, OrbweaverAI, operates a behavioral intelligence platform designed to facilitate discovery, engagement, and participation across the experience economy.

The platform is built on a one-to-one model in which each user interaction contributes to an evolving behavioral profile and corresponding predictive model. The Company’s core technology framework consists of Behavioral Timing Intelligence (“BTI”) and its applied execution system, the Predictive Timing Engine (“PTE”).

BTI serves as the underlying intelligence layer, modeling probability, timing, and expected outcomes based on behavioral and contextual signals. The PTE operationalizes these insights by determining when engagement is most likely to occur and enabling real-time execution across the platform.

The Company’s platform connects consumers, creators, venues, and organizers through a unified system that captures behavioral signals generated through real-world participation and uses those signals to improve how experiences are discovered and engaged over time. The Company’s platform is in an ongoing stage of development and expansion, and certain components of its behavioral intelligence system continue to be refined and scaled.

Unlike traditional digital platforms that rely primarily on static listings, search-based discovery, or generalized audience targeting, UNATION is structured as a behavioral intelligence system in which user interaction continuously informs platform performance.

At the core of this system are three integrated components:

●	A distribution layer that enables intelligent discovery and engagement with experiences

●	A behavioral data layer (“Passion Profiles”) that captures and structures user activity

●	An intelligence layer (OrbweaverAI) that analyzes behavioral patterns and informs platform decisions

Together, these components form a continuously learning system in which engagement generates data, data informs intelligence, and intelligence improves future engagement.

Platform Intelligence and Decisioning

The Company’s platform incorporates artificial intelligence not as a standalone analytical function, but as an embedded component of its operational architecture.

OrbweaverAI (OAI) functions as the coordinating intelligence layer across the platform, integrating behavioral data, predictive modeling, and execution logic to support system-wide decisioning.

OrbweaverAI processes behavioral signals derived from user interaction—including participation, engagement patterns, and contextual inputs—to support decision-making across the platform. These decisions include how experiences are surfaced, how audiences are segmented, and how engagement is coordinated.

This integrated approach allows the platform to move beyond static discovery models toward a more adaptive system that evolves with user behavior over time.

Behavioral Timing Intelligence & Predictive Timing Engine

Behavioral Timing Intelligence (BTI) is the Company’s predictive framework that evaluates when, where, and at what price engagement or transaction outcomes are most likely to occur. BTI incorporates multiple categories of behavioral data, including participation history, temporal patterns, geospatial context, response behavior, and environmental variables.

The Predictive Timing Engine (PTE) is the applied system through which BTI insights are delivered. The PTE determines the timing, format, and channel of engagement and enables the execution of recommendations, offers, and transactions within the platform environment.

The system operates within a continuous feedback loop in which user interactions are measured and reintegrated into the model, allowing for ongoing refinement of predictive accuracy at both the individual and aggregated levels.

The Company’s platform is designed to serve both consumers and businesses:

●	Consumers: receive personalized recommendations regarding events, experiences, and transactions, including timing, pricing ranges, and availability probabilities.

●	Businesses: access predictive insights related to demand forecasting, pricing sensitivity, audience targeting, and timing optimization.

This dual-sided model allows the Company to coordinate supply and demand using a unified behavioral intelligence system.

Category Definition

The Company operates within an emerging category that may be described as behavioral intelligence infrastructure for the experience economy.

This category is characterized by platforms that:

●	Capture real-world user behavior across activities, locations, and participation;

●	Analyze such behavior using data models and artificial intelligence; and

●	Apply those insights to improve discovery, engagement, and conversion outcomes

The Company believes that integrating behavioral data with real-world participation may enable more efficient alignment between consumer demand and business offerings. However, this category is still evolving, and there can be no assurance that it will develop as anticipated or that the Company will achieve a leading position within it.

Industry Context

The Company operates at the intersection of two large and evolving markets:

●	The experience economy, in which consumers prioritize activities, events, and shared experiences; and

●	The data-driven marketing ecosystem, where businesses increasingly rely on data and analytics to target and convert customers

Traditional platforms in these markets often rely on stated preferences or limited behavioral signals. The Company’s approach is designed to incorporate observed real-world behavior, which may provide a more accurate representation of user intent.

Platform Architecture

The Company’s technology architecture is structured as a closed-loop behavioral system:

●	Observation to Interpretation to Targeting to Timing to Action to Attribution to Refinement

Within this framework:

●	Behavioral Timing Intelligence (BTI) provides predictive intelligence

●	The Predictive Timing Engine (PTE) provides execution capability

Each interaction contributes to system learning, increasing predictive precision over time.

The platform is structured as a multi-layer system:

1. Distribution Layer (UNATION)

The UNATION platform aggregates and distributes information about events, venues, and experiences. Users can discover, plan, and participate in activities through mobile and web interfaces.

2. Behavioral Data Layer

The Company collects data based on user interactions, including engagement with events, locations, and content. This data forms the basis of dynamic user profiles.

3. Intelligence Layer (OrbweaverAI)

OrbweaverAI serves as the Company’s behavioral intelligence layer, designed to process and interpret data generated across the platform.

The system is intended to:

●	Aggregate and structure behavioral data derived from user interactions;

●	Identify patterns and relationships across users, activities, and environments; and

●	Support decision-making processes related to targeting, recommendations, and engagement strategies

Rather than functioning as a standalone application, OrbweaverAI operates as an embedded system within the Company’s broader platform architecture.

4. Engagement and Monetization Layer

The Company uses insights derived from its intelligence layer to:

●	Deliver targeted recommendations to users

●	Support marketing and promotional efforts for businesses

●	Drive participation in events and activities

This integrated structure is intended to improve conversion efficiency and create a feedback loop in which user activity continuously refines system performance.

The Predictive Timing Engine (PTE)

The Company’s intelligence architecture includes components such as the Predictive Timing Engine (“PTE”), which introduces timing as a core variable in engagement decisioning.

While many digital systems focus primarily on determining which content or offer is relevant to a user, the PTE is designed to determine when engagement is most likely to occur.

The PTE evaluates continuously evolving behavioral and contextual signals, including:

●	Real-world participation and event attendance

●	Geolocation and proximity patterns

●	Temporal engagement behaviors (such as recency and frequency)

●	Historical response patterns to recommendations and offers

●	Environmental and contextual factors

These signals are structured within the Company’s behavioral data layer and analyzed by OrbweaverAI to identify patterns in both user preference and timing sensitivity.

Timing Optimization and Engagement

Using these inputs, the Predictive Timing Engine supports platform decisioning by evaluating multiple timing dimensions, including:

●	The optimal lead time prior to an experience or event

●	The likelihood of immediate versus delayed engagement

●	Responsiveness to incentives across different time intervals

●	Behavioral patterns associated with prior interactions

This is intended to enable the platform to transition from generalized outreach toward  more precision-timed engagement, aligning interactions with periods of higher user receptivity.

Attribution and Continuous Learning

The Predictive Timing Engine operates within a closed-loop system in which engagement outcomes are captured and used to refine future decisions.

Following user interaction, the platform records data including:

●	Whether engagement occurred

●	Whether engagement resulted in participation or transaction

●	Time-to-action following exposure

●	Variables associated with engagement outcomes

This information is reintegrated into the system, allowing timing models to be refined at both the individual and cohort level.

Over time, this process contributes to a compounding effect in which the platform’s ability to coordinate engagement improves as more behavioral data is captured.

Operational and Strategic Implications

The integration of timing intelligence into the Company’s platform architecture has several operational implications:

●	Improved engagement efficiency, as interactions are aligned with periods of higher user receptivity

●	More efficient allocation of marketing and distribution resources, through focus on higher-probability engagement windows

●	Enhanced user experience, through reduction of irrelevant or mistimed interactions

●	Continuous system improvement, as behavioral data and engagement outcomes are incorporated into future decision-making

While the Company cannot guarantee specific performance outcomes, management believes that the incorporation of behavioral timing and attribution capabilities may contribute to improved engagement efficiency over time.

System Loop

The Company’s platform is designed to operate as a continuous feedback system in which user behavior, data generation, and revenue activity are interdependent.

User participation in experiences generates behavioral data, which is processed by the Company’s intelligence layer to inform targeting, recommendations, and engagement strategies. These outputs are intended to improve conversion efficiency and participation levels, which may contribute to increased revenue activity. As the system processes additional behavioral inputs over time, it is designed to refine its outputs and improve performance.

This feedback loop is intended to support increasing efficiency as the platform scales; however, there can be no assurance that such efficiencies will be achieved.

Business Model

The Company generates revenue through multiple channels associated with its platform, including:

●	Marketing and promotional services for businesses

●	Partnerships with venues, event organizers, and service providers

●	Ticketing and event-related transactions

●	Potential future monetization of data-driven insights and tools

Revenue generation is closely tied to user engagement and participation within the platform.

Platform Validation and Operating Metrics

The Company has conducted internal analyses and controlled marketing initiatives to evaluate user engagement and conversion performance across its platform.

The Company’s ability to drive such engagement is supported by its Behavioral Timing Intelligence framework and Predictive Timing Engine, which are designed to align user interactions with higher-probability engagement and transaction windows. By coordinating timing, relevance, and execution, the Company seeks to improve conversion efficiency and overall monetization performance across its platform.

Such analyses have included:

●	Targeted outreach campaigns to subsets of the Company’s user base;

●	Measurement of user engagement, including open rates and interaction rates; and

●	Evaluation of conversion-related activity in response to targeted communications

In certain campaigns, the Company has observed engagement metrics that exceed typical industry benchmarks for digital marketing; however, these results may not be indicative of future performance and may vary based on market conditions, campaign design, and other factors.

The Company intends to continue refining its data models and engagement strategies based on observed performance; however, there can be no assurance that such efforts will result in sustained improvements in user acquisition, engagement, or revenue generation.

Data and Technology Strategy

The Company’s strategy centers on leveraging behavioral data to improve decision-making and outcomes across its platform. The Company’s data assets consist of a combination of internally generated data, third-party data sources, and modeled behavioral data. The Company does not claim ownership of all underlying individual-level data and relies on a combination of aggregation, modeling, and third-party relationships.

Key elements include:

●	Collection of first-party data based on user activity

●	Development of models to interpret behavioral patterns

●	Continuous refinement of targeting and recommendation systems

The Company believes that its focus on observed behavior, rather than solely on stated preferences, may provide advantages in understanding user intent and improving engagement.

Growth Strategy

The Company’s growth strategy includes:

●	Expanding its user base through targeted marketing and partnerships

●	Increasing user engagement and participation

●	Enhancing monetization through improved targeting and conversion

●	Continuing development of its technology infrastructure

The Company intends to scale its platform while maintaining a focus on efficiency in user acquisition and revenue generation.

Competitive Landscape

The Company operates in a competitive environment that includes:

●	Event discovery platforms

●	Ticketing companies

●	Digital marketing and advertising platforms

●	Social and content-driven platforms

Many competitors are larger and have greater financial resources. The Company seeks to differentiate itself through its integration of behavioral data, artificial intelligence, and real-world engagement.

Competitive Positioning

The Company operates within a competitive landscape that includes event platforms, ticketing systems, social discovery platforms, and digital advertising channels.

Management believes that the Company’s integrated approach—combining behavioral data derived from real-world participation, artificial intelligence–driven decisioning, and timing optimization—differentiates the platform from systems that rely primarily on static content distribution or inferred user intent.

While many platforms compete on content availability, audience scale, or distribution, the Company differentiates itself through its focus on timing as a core variable in engagement decision-making. The integration of Behavioral Timing Intelligence and the Predictive Timing Engine represents a distinct approach to coordinating engagement across users and businesses.

The Predictive Timing Engine represents one component of this broader architecture, supporting the Company’s objective of improving how users discover and engage with experiences across the platform.

Its purpose is to continuously refine how users are matched with experiences and how businesses engage with audiences, based on observed behavior over time.

Intellectual Property

The Company relies on a combination of proprietary technology, data, and trade secrets to support its operations.

While certain aspects of the Company’s platform may be protectable, the Company also depends on ongoing innovation and execution to maintain its competitive position.

Regulatory Considerations

The Company’s operations involve the collection and use of user data and are subject to applicable laws and regulations, including those related to data privacy and consumer protection.

Changes in applicable regulations could impact the Company’s operations or increase compliance costs.

Organizational Structure

UNATION, Inc. is a Delaware corporation. The Company conducts its operations directly and through its technology platform.

The Company has engaged a registered transfer agent to maintain the official records of ownership of its securities. Ownership of securities issued in this Offering will be reflected in the books and records of the transfer agent, which shall serve as the official record of ownership for all purposes.

The Company may, in the future, integrate additional technologies to enhance recordkeeping and administrative efficiency, including the use of blockchain or tokenization systems; however, any such technologies would serve solely as administrative or representational layers, and the transfer agent’s records will remain controlling with respect to ownership.

OrbweaverAI is a proprietary system developed and operated by the Company as part of its overall platform architecture.

Cryptocurrency Payments

The Company may accept cryptocurrency, including:

●	Bitcoin (BTC)

●	USD Coin (USDC)

●	Tether (USDT)

Such payments may be converted into U.S. dollars upon receipt and are subject to volatility, custody, and regulatory risks.

The Company intends to implement compliance procedures consistent with applicable anti-money laundering and know-your-customer requirements.

The Company may, in the future, utilize blockchain or tokenization technologies as a recordkeeping or administrative layer to represent ownership interests in its securities. Any such tokenization would not constitute a separate security and would serve solely as a digital representation of securities issued pursuant to this Offering. Investors will not receive cryptocurrency or digital tokens as the primary form of the Securities offered herein, and any such technologies, if implemented, will be subject to applicable securities laws and regulatory requirements.

Technology Disclaimer

References to the Company’s technology and behavioral intelligence systems reflect intended functionality and design objectives.

There can be no assurance that such systems will produce improved engagement, conversion, or revenue outcomes.

PLAN OF DISTRIBUTION

Subscriptions are made through subscription agreements.

All subscription funds will be transmitted to an escrow account maintained by an escrow agent.

A subscription will not be deemed accepted by the Company unless and until:

●	The subscription agreement has been duly executed and countersigned by the Company; and

●	The subscription amount has been received in immediately available funds

The Company may accept subscriptions on a rolling basis and may conduct one or more closings.

Funds will be released from the escrow account to the Company only upon acceptance of subscriptions and receipt of written instructions from the Company to the escrow agent.

The Company does not intend to establish or support a trading market for the Securities at the time of this Offering. The Company may, in the future, explore opportunities to facilitate secondary transactions in compliance with applicable securities laws; however, there can be no assurance that any such market will develop or that investors will be able to sell their securities.

ESCROW ARRANGEMENT

All investor funds will be deposited into a segregated escrow account.

Funds will not be released unless and until:

●	The applicable subscription has been accepted; and

●	The Company has provided written instructions to the escrow agent

The escrow agent will act solely in a ministerial capacity and shall be entitled to rely conclusively upon written instructions from the Company.

NO MINIMUM OFFERING

The Offering is conducted on a no minimum basis.

Accordingly:

●	The Company may receive limited proceeds;

●	The Company may use funds before the Offering is fully subscribed;

●	There is no assurance that the maximum offering amount will be raised.

DESCRIPTION OF THE SECURITIES

Overview of the Securities

The Company is offering up to 3,333,333 Revenue-Backed Participation Securities at a purchase price of $6.00 per security, for a maximum aggregate offering amount of $20,000,000.

Each Revenue-Backed Participation Security will automatically convert on a one-for-one basis into one share of the Company’s Class A common stock upon the occurrence of a Conversion Event described herein. Accordingly, up to 3,333,333 shares of the Company’s Class A common stock may be issued upon conversion of the Revenue-Backed Participation Securities offered pursuant to this Offering Statement.

The shares of Class A common stock issuable upon conversion of the Revenue-Backed Participation Securities are being qualified as part of this offering.

The Revenue-Backed Participation Securities are contractual investment securities that provide investors with specified rights to participate in revenue-based payments of the Company, subject to the terms and limitations described herein, prior to conversion into shares of the Company’s Class A common stock.

The Revenue-Backed Participation Securities are not debt obligations of the Company. They do not provide fixed interest, guaranteed payments, a fixed repayment obligation, creditor remedies, or any unconditional right to repayment of principal.

Prior to conversion, holders of Revenue-Backed Participation Securities will not possess voting rights, dividend rights, liquidation rights, or other rights of holders of the Company’s Class A common stock.

Revenue Participation Payments

Revenue Participation Payments, if any, will equal eight percent (8%) of the Company’s gross revenue for the applicable fiscal quarter, determined in accordance with the Company’s internal accounting policies and procedures and subject to the terms and limitations described herein.

Revenue Participation Payments will be allocated on a pro rata basis among all eligible outstanding Revenue-Backed Participation Securities based upon each holder’s relative participation amount as of the applicable quarterly participation record date.

Revenue-Backed Participation Securities purchased during a fiscal quarter will not become eligible to participate in Revenue Participation Payments until the commencement of the immediately following fiscal quarter.

For example, if a Revenue-Backed Participation Security is purchased at any time during the Company’s first fiscal quarter, including on the final day of such quarter, the Security will become eligible to participate in Revenue Participation Payments beginning with the Company’s second fiscal quarter.

Following the end of the second fiscal quarter, the Company will determine the applicable Revenue Participation Payment allocation pool for such quarter, including the pro rata participation weighting applicable to eligible holders as of the relevant quarterly participation record date.

Revenue Participation Payments attributable to a fiscal quarter are expected to be calculated following the end of such fiscal quarter and paid within approximately forty-five (45) days following quarter-end.

All Revenue-Backed Participation Securities will participate equally in the Company’s Revenue Participation Payment structure based upon their respective participation amounts, regardless of issuance date, and no holder will possess preferential payment priority solely as a result of an earlier issuance date.

Previously issued Class B Revenue-Backed Participation Securities and the Revenue-Backed Participation Securities offered pursuant to this Offering Statement participate in the same quarterly Revenue Participation Payment allocation framework.

Previously issued Class B Revenue-Backed Participation Securities remain subject to their respective original issuance terms, including applicable purchase prices and conversion terms.

The Revenue-Backed Participation Securities do not provide guaranteed payments, fixed payment obligations, minimum quarterly payments, or mandatory payments independent of Company revenue performance.

Return Cap

Each investor’s right to receive Revenue Participation Payments will be subject to a maximum return cap equal to 150% of the investor’s Subscription Amount.

The Company has no obligation to ensure that the Return Cap is achieved.

Conversion Rights and Conversion Events

Each Revenue-Backed Participation Security will automatically convert on a one-for-one basis into one share of the Company’s Class A common stock upon the earliest occurrence of any of the following events:

●	the investor’s receipt of aggregate Revenue Participation Payments equal to the applicable Return Cap;

●	the consummation of a Change-of-Control Event;

●	the consummation of a Qualified Liquidity Event; or

●	the seventh (7th) anniversary of the original issuance date of the applicable Revenue-Backed Participation Security.

The Revenue-Backed Participation Securities will not expire solely because the applicable Return Cap has not been achieved.

No additional payment or consideration shall be required upon conversion.

“Change-of-Control Event” means (i) a merger, consolidation, recapitalization, or similar transaction in which the Company is not the surviving entity, (ii) the sale, transfer, lease, or other disposition of all or substantially all of the Company’s assets, or (iii) a transaction or series of related transactions resulting in any person or entity obtaining beneficial ownership of a majority of the Company’s voting power.

“Qualified Liquidity Event” means (i) the listing of the Company’s securities on a national securities exchange, (ii) the commencement of trading of the Company’s securities on an alternative trading system or other secondary trading market approved by the Company, or (iii) another liquidity event approved by the Company’s Board of Directors and disclosed to investors.

“Outside Conversion Date” means the seventh (7th) anniversary of the original issuance date of the applicable Revenue-Backed Participation Security.

Fractional Securities and Fractional Shares

Fractional Revenue-Backed Participation Securities and fractional shares of Class A common stock may be issued.

USE OF PROCEEDS

The Company estimates that the net proceeds from this Offering, after payment of offering expenses, will be approximately $19.3 million, assuming the maximum offering amount is sold.

The Company intends to deploy the net proceeds from this Offering to support the continued development and scaling of its behavioral intelligence platform. Management’s capital allocation strategy is designed to enhance the Company’s data infrastructure, improve engagement efficiency, and expand revenue-generating capabilities. Through these investments, the Company seeks to strengthen the relationship between user engagement, monetization, and long-term financial performance; however, there can be no assurance that these objectives will be achieved.

The amounts and percentages set forth below are estimates and may be adjusted by the Company in its sole discretion based on market conditions, operational priorities, and the pace of capital deployment.

Allocation of Proceeds

The Company currently anticipates allocating the net proceeds from this Offering approximately as follows:

●	Platform Development and Technology Infrastructure: 25% – 35%

●	Sales, Marketing, and User Acquisition: 25% – 35%

●	Operations and Personnel: 15% – 25%

●	Data Infrastructure and Artificial Intelligence Development (including OrbweaverAI, Behavioral Timing Intelligence (BTI), and the Predictive Timing Engine (PTE)): 10% – 20%

●	General Corporate Purposes and Working Capital: 5% – 15%

The Company may reallocate proceeds within the ranges described above based on market conditions, operational priorities, and the performance of its behavioral intelligence systems, including Behavioral Timing Intelligence (BTI) and the Predictive Timing Engine (PTE). Management expects to prioritize investments that enhance engagement efficiency, improve conversion outcomes, and support scalable revenue generation across the platform.

Use of Proceeds Overview

The Company intends to use the net proceeds from this Offering to support the continued development, expansion, and operation of its behavioral intelligence platform, including its artificial intelligence systems, data infrastructure, and market deployment initiatives.

Current priorities include:

●	Enhancement of the Company’s artificial intelligence and data infrastructure, including the continued development of OrbweaverAI and related systems

●	Expansion and refinement of the Company’s behavioral data layer (“Passion Profiles”)

●	Development and scaling of the Company’s Predictive Timing Engine (PTE), including improvements in timing models, attribution systems, and real-time decisioning capabilities

●	Product development, platform enhancements, and user experience improvements

●	Sales, marketing, and customer acquisition initiatives

●	General working capital and corporate purposes

A portion of the proceeds is expected to be allocated toward the advancement of the Predictive Timing Engine, which functions as a component of the Company’s intelligence architecture.

Strategic Overview

The Company intends to deploy proceeds to accelerate the development and scaling of its behavioral intelligence platform, expand revenue-generating operations, and enhance its data and artificial intelligence infrastructure.

The Company’s platform is designed to operate as a closed-loop behavioral system, in which capital deployment supports data acquisition and infrastructure development; enhanced data and infrastructure improve intelligence and decisioning capabilities; and improved engagement may contribute to increased participation, monetization, and further data generation.

This cycle—capital deployment to intelligence enhancement to engagement optimization to data accumulation—is intended to support continuous system improvement over time.

The Company’s revenue model is supported by its ability to improve engagement efficiency and conversion probability through its Behavioral Timing Intelligence framework and Predictive Timing Engine. By aligning engagement with high-probability moments, the Company seeks to increase transaction volume, improve pricing outcomes, and enhance monetization efficiency across its platform.

The Company cannot assure investors that it will achieve these outcomes; however, management believes that investment in these systems may contribute to improved operational efficiency and long-term value creation.

Platform Development and Technology Infrastructure

A portion of the proceeds will be used to enhance the Company’s core platform, including:

●	Product development and engineering

●	Mobile and web application improvements

●	Integration of systems across the Company’s ecosystem

These investments are intended to improve user experience, increase engagement, and support platform scalability.

Sales, Marketing, and User Acquisition

The Company expects to allocate a significant portion of proceeds to expand its user base and drive engagement through:

●	Digital advertising and targeted campaigns

●	Strategic partnerships

●	Community and event-driven engagement initiatives

These efforts are intended to increase participation on the platform and support revenue-generating activity.

Operations and Personnel

Proceeds will be used to support operational growth, including:

●	Hiring personnel across engineering, marketing, operations, and support functions

●	Expanding internal infrastructure

●	Scaling execution capabilities

These investments are intended to support the Company’s ability to execute its growth strategy.

Data Infrastructure and AI Development

The Company intends to invest in the continued development of its behavioral intelligence systems, including:

●	Expansion of data collection, processing, and integration capabilities

●	Enhancement of OrbweaverAI and related artificial intelligence systems

●	Refinement of the Company’s behavioral data layer, including Passion Profiles

●	Continued development of predictive, targeting, timing, attribution, and decisioning models, including the Predictive Timing Engine

●	Development of tools intended to improve engagement and conversion efficiency

These investments are designed to strengthen the Company’s ability to translate behavioral data into actionable platform intelligence and revenue-generating outcomes. There can be no assurance that these systems will perform as expected or produce improved engagement, conversion, or revenue results.

General Corporate Purposes and Working Capital

A portion of the proceeds will be used for general corporate purposes, including:

●	Administrative expenses

●	Legal, accounting, and compliance costs

●	Offering-related expenses

●	Working capital needs

●	Other corporate purposes as determined by management

Flexibility in Use of Proceeds

The Company will have broad discretion in the application of the net proceeds from this Offering. Accordingly, investors will be relying on the judgment of management with respect to the use of proceeds.

No Segregation of Proceeds

Funds released from escrow upon acceptance of subscriptions will become available for immediate use by the Company and will not be segregated for specific investors or specific purposes.

Temporary Investment of Proceeds

Pending use, the Company may invest a portion of the net proceeds in short-term, interest-bearing instruments, including U.S. Treasury securities, money market funds, or other investment-grade instruments.

The Company believes that disciplined deployment of capital in alignment with its behavioral intelligence framework may improve efficiency in user acquisition, engagement, and monetization over time; however, no assurance can be given that such outcomes will be achieved.

RISK FACTORS

An investment in the Securities involves a high degree of risk. You should carefully consider the following risk factors, together with all other information contained in this Offering Circular, before making an investment decision. If any of the following risks occur, the Company’s business, financial condition, and results of operations could be materially adversely affected. In such case, you may lose all or part of your investment.

Risks Related to the Securities

The Securities are not traditional equity or debt instruments and may be difficult to evaluate.

The Securities represent a revenue-backed convertible instrument and are not traditional common equity or debt. Investors will not receive fixed interest payments, and there is no guaranteed return of capital. The structure may be unfamiliar to some investors and may be difficult to evaluate relative to more conventional investments.

Revenue Participation Payments Are Not Guaranteed and Depend Upon Company Revenue Performance

The Revenue-Backed Participation Securities do not provide guaranteed payments, fixed payment obligations, fixed interest, or guaranteed economic returns. Revenue Participation Payments, if any, are dependent entirely upon the Company’s revenue performance during the applicable fiscal periods.

Revenue Participation Payments are expected to be calculated quarterly based upon a percentage of the Company’s gross revenue; however, if the Company generates limited revenue or no revenue during any fiscal quarter, Revenue Participation Payments for such period may be reduced or may not occur at all.

Accordingly, investors may receive limited Revenue Participation Payments or no Revenue Participation Payments during certain periods, and there can be no assurance that investors will receive payments equal to the applicable Return Cap.

There is no fixed maturity date or repayment obligation.

The Securities do not have a fixed maturity date and do not obligate the Company to repay the Subscription Amount by any specific time. Accordingly, investors may be required to hold the Securities for an indefinite period.

Investors May Not Achieve the Applicable Return Cap and the Value of Any Equity Received Upon Conversion Is Uncertain

Each Revenue-Backed Participation Security provides for a Return Cap equal to 150% of the investor’s Subscription Amount; however, there can be no assurance that the applicable Return Cap will ever be achieved.

Revenue Participation Payments are dependent upon Company revenue performance and may fluctuate significantly from quarter to quarter. Investors may receive limited Revenue Participation Payments or no Revenue Participation Payments during certain fiscal periods.

The Revenue-Backed Participation Securities will automatically convert into shares of the Company’s Class A common stock upon the occurrence of a Conversion Event, including the applicable Outside Conversion Date described in this Offering Circular, regardless of whether the applicable Return Cap has been achieved.

Although investors will receive shares of Class A common stock upon conversion, there can be no assurance regarding:

●	the future value of such shares;

●	the existence of a trading market;

●	future liquidity opportunities; or

●	the market price of the Company’s Class A common stock.

Accordingly, investors may never realize returns equal to the applicable Return Cap and may lose all or a substantial portion of their investment.

Risks Related to the Offering Structure

The Offering is being conducted on a “no minimum” basis.

The Offering does not require a minimum aggregate amount of subscriptions. As a result:

●	The Company may receive limited proceeds;

●	The Company may be unable to fully execute its business plan; and

●	Investors may bear increased risk due to undercapitalization.

Funds will be released from escrow on a rolling basis.

Investor funds will be released from escrow upon acceptance of individual subscriptions.

As a result:

●	Early investor funds may be used before the Offering is fully subscribed; and

●	There is no assurance that sufficient capital will be raised overall.

The Company has broad discretion to accept or reject subscriptions.

The Company may accept or reject any subscription, in whole or in part, in its sole discretion. As a result:

●	Not all investors who subscribe will necessarily be admitted; and

●	The timing and amount of accepted subscriptions may vary.

The escrow agent has limited duties and will rely on Company instructions.

The escrow agent will act in a ministerial capacity and will rely conclusively on written instructions from the Company. The escrow agent will not independently verify whether subscription conditions have been satisfied, which may increase the risk of errors or disputes.

Cryptocurrency payments introduce additional risks.

To the extent the Company accepts cryptocurrency:

●	Prices may be highly volatile;

●	Conversion to U.S. dollars may result in losses;

●	Regulatory treatment may change; and

●	Transaction errors may be irreversible.

Risks Related to Liquidity and Transferability

The Securities are restricted and may not be freely transferable.

The Securities are subject to restrictions on transfer and may not be sold or transferred except in compliance with applicable securities laws and Company approval. As a result, investors may be unable to liquidate their investment.

There is currently no established market for the Securities.

There is currently no established market for the Securities, and none is expected to develop at the time of this Offering. Although the Company may, in the future, explore opportunities to facilitate secondary transactions, including through regulated alternative trading systems or other compliant platforms, there can be no assurance that any such market will develop or that investors will be able to sell their securities at favorable prices, or at all.

Risks Related to the Company and Business

The Company operates in a highly competitive and evolving market.

The Company operates in the experience economy and behavioral data sector, which is rapidly evolving and highly competitive. The Company faces competition from established platforms, emerging technology companies, and other market participants, many of which have greater financial, technical, and marketing resources. Such competitors may be better positioned to develop, market, and scale competing products or services, which could adversely affect the Company’s business, financial condition, and results of operations.

Financial Statements Have Not Yet Been Reviewed by an Independent Accountant

The financial statements included in this Offering Circular have been prepared by management and have not been reviewed or audited by an independent public accounting firm as of the date of this Offering Circular.

The Company has engaged an independent accounting firm to perform a review of such financial statements; however, such review has not been completed. Accordingly, investors will not have the benefit of an independent accountant’s review at the time of making an investment decision. Any such review, when completed, may result in changes to the financial statements, which could be material.

Financial Information May Be Subject to Adjustment

The financial data presented in this Offering Circular is derived from management-prepared financial statements and is subject to potential adjustment upon completion of an independent review.

Any such adjustments could affect the Company’s reported financial condition, results of operations, or other financial metrics, and investors should not place undue reliance on such financial information.

The Company’s ability to continue as a going concern is uncertain.

The Company has incurred recurring losses, has negative cash flows from operations, and has an accumulated deficit. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue operations is dependent on its ability to generate revenue and/or obtain additional financing. There can be no assurance that the Company will be successful in achieving either of these objectives.

The Company’s revenue model depends on user engagement and may not scale as expected.

The Company’s ability to generate revenue depends on its ability to grow and maintain user engagement. If the Company fails to scale its user base or monetize effectively, revenues may be insufficient to support investor returns.

The Company’s technology, data, and artificial intelligence systems may not perform as expected.

The Company’s business model relies on data collection, behavioral modeling, and technology infrastructure. These systems may fail to operate as intended due to technical limitations, data quality issues, integration challenges, or other factors, which could adversely affect performance.

Reliance on Predictive Models and Behavioral Intelligence Systems

The Company’s platform relies on predictive models, including Behavioral Timing Intelligence (“BTI”) and the Predictive Timing Engine (“PTE”), to generate recommendations, engagement timing decisions, and other operational outputs.

These systems depend on the collection, processing, and interpretation of behavioral and contextual data and involve inherent uncertainties, including:

●	Incomplete, inaccurate, or biased data

●	Limitations in modeling assumptions or algorithms

●	Changes in user behavior or market conditions

●	Technical or operational constraints in real-time decisioning

There can be no assurance that these models will accurately predict user behavior, engagement timing, or transaction outcomes.

If the Company is unable to effectively capture, integrate, or interpret such data, or if its models do not perform as expected, the anticipated benefits of these systems may not be realized. This could adversely affect user engagement, conversion rates, monetization levels, and overall platform performance, which in turn could negatively impact the Company’s revenues and financial condition.

Dependence on Data Availability, Quality, and Privacy Compliance

The effectiveness of the Company’s behavioral intelligence systems depends on the availability, quality, and continuity of data inputs. Any disruption in data collection, integration, processing, or access to third-party data sources may impair the Company’s ability to generate accurate predictive insights, which could adversely affect engagement, conversion, and revenue.

The Company’s data strategy is subject to privacy, regulatory, and operational risks.

The Company’s ability to collect and use behavioral data may be affected by data privacy laws, user consent requirements, platform policies, and regulatory developments. Restrictions on data usage or increased compliance costs could adversely affect operations.

The Company may require additional capital in the future.

Even if this Offering is successful, the Company may require additional capital to fund operations and growth. There can be no assurance that such capital will be available on acceptable terms, or at all.

Regulatory and Legal Risks

The Company is subject to regulatory risks associated with securities offerings.

The Offering is conducted under Regulation A, and the Company will be subject to ongoing reporting and compliance obligations. Changes in laws or regulations could adversely affect the Offering or the Company’s operations.

Data privacy and security regulations may impact operations.

The Company’s business involves the collection and use of user data. Changes in privacy laws or data protection regulations may limit the Company’s ability to operate or increase compliance costs.

General Investment Risks

You may lose your entire investment.

An investment in the Securities is speculative and involves a high degree of risk. You should be prepared to lose all or a substantial portion of your investment.

Forward-looking statements may not prove accurate.

This Offering Circular contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ materially from those anticipated.

Governance Control Risk

Control of the Company is concentrated in the Founder and Chief Executive Officer.

Mr. Bartoletta Will Continue to Control the Company Following This Offering

Mr. John Bartoletta, through his direct and indirect ownership interests, including his control of Marquesas Capital Partners, LLC, beneficially controls a majority of the Company’s voting power and will continue to maintain effective control over the Company following this Offering.

As a result, Mr. Bartoletta will have the ability to significantly influence or control matters requiring stockholder approval, including:

●	the election of directors;

●	amendments to the Company’s organizational documents;

●	approval of significant corporate transactions;

●	future financings;

●	strategic transactions;

●	and other matters affecting the Company’s governance and strategic direction.

This concentration of control may delay, deter, or prevent changes in control of the Company and may limit the ability of other investors to influence corporate matters.

MANAGEMENT

The following table sets forth information regarding the executive officers and directors of the Company:

Executive Officers and Directors

Name	Age	Position
John Bartoletta	62	Founder, Chief Executive Officer, and Director
George Beardsley	59	Co-Founder, Chief Operating Officer, and Director
Dennis Thomas	67	Chief Financial Officer

John Bartoletta — Founder, Chief Executive Officer, and Director

Mr. Bartoletta is the Founder, Chief Executive Officer, and Director of UNATION, Inc., and has led the development of the Company’s platform and strategic direction since its inception.

Mr. Bartoletta has over three decades of experience in financial markets, investment management, and entrepreneurial ventures. He is also the Founder of The HighStreet Group, where he has been responsible for the development and implementation of investment strategies across equities, futures, and alternative asset classes.

Over the course of his career, Mr. Bartoletta developed Dynamic Style Rotation™, a proprietary investment framework designed to adapt to changing market conditions through multi-factor analysis and disciplined portfolio management. His experience includes working with institutional investors, family offices, and high-net-worth individuals, with a focus on risk management, capital allocation, and long-term performance strategies.

Mr. Bartoletta, together with co-founder George Beardsley, developed and built the Company’s platform, including its underlying behavioral intelligence framework, system architecture, and operational model.

At UNATION, Mr. Bartoletta and Mr. Beardsley together lead the Company’s strategic direction, platform vision, and capital formation initiatives, and are responsible for guiding the continued development and positioning of the Company’s platform, including its behavioral data systems and intelligence layer, OrbweaverAI.

As Chief Executive Officer, Mr. Bartoletta is responsible for capital formation, strategic partnerships, and corporate development initiatives, including positioning the Company for potential public markets transactions, strategic alternatives, or other liquidity events.

George Beardsley — Co-Founder, Chief Operating Officer, and Director

Mr. Beardsley is the Co-Founder, Chief Operating Officer, and Director of UNATION, Inc. and has played a central role in the development and growth of the Company since its inception.

Mr. Beardsley has extensive experience in business development, strategic planning, and operational execution, with a focus on building and scaling consumer-facing platforms and strategic partnerships. Over the course of his career, he has been involved in initiatives designed to expand market reach, strengthen partner relationships, and support revenue growth across multiple business lines.

Mr. Beardsley, together with founder John Bartoletta, developed and built the Company’s platform, including its underlying behavioral intelligence framework, system architecture, and operational model.

As Chief Operating Officer, Mr. Beardsley leads the Company’s day-to-day operations, including platform execution, partner development, and organizational scaling. He is responsible for translating the Company’s platform strategy into executable systems and operational performance, and works closely with senior management on strategic initiatives, user growth, and commercial expansion.

In collaboration with Mr. Bartoletta, Mr. Beardsley supports the execution of the Company’s long-term strategic initiatives, including scaling operations, supporting partnership development, and aligning the Company’s operational infrastructure with its capital markets and growth objectives.

Dennis Thomas — Chief Financial Officer

Mr. Thomas is a Certified Public Accountant with over four decades of experience in accounting, finance, and business operations. He has owned and operated his own CPA firm for many years, providing accounting, tax, and strategic advisory services to individuals and businesses across multiple industries.

Mr. Thomas has extensive experience in financial reporting, corporate structuring, capital planning, and operational finance. Over the course of his career, he has been involved in the design and oversight of financial systems, tax strategies, and business frameworks supporting growth, capital formation, and long-term sustainability.

Mr. Thomas has worked with Mr. Bartoletta for over 30 years, serving as a long-standing financial advisor across multiple business ventures, including those associated with The HighStreet Group. In this capacity, he has contributed to financial strategy, reporting infrastructure, and capital planning initiatives.

At UNATION, Mr. Thomas oversees the Company’s financial reporting, accounting operations, and internal controls. He works closely with senior management on capital planning, financial structuring, and compliance matters, and plays a key role in supporting the Company’s capital formation strategy and ongoing financial development.

Key Employees

The Company’s success depends in significant part on the continued contributions of its senior management and key personnel. The Company intends to continue to expand its team across technology, operations, and marketing functions as it scales.

Director Independence

The Company is not currently required to maintain a majority of independent directors; however, it may consider adding independent directors in the future as part of its governance development.

Family Relationships

There are no family relationships among the Company’s executive officers and directors, except as disclosed herein.

Involvement in Certain Legal Proceedings

None of the Company’s executive officers or directors has been involved in any legal proceedings required to be disclosed under applicable SEC rules, except as disclosed elsewhere in this Offering Circular.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of the Company’s voting securities as of 12-31-2025, by:

●	Each person known to own more than 10% of the Company’s outstanding voting securities; and

●	All executive officers and directors as a group

Name	Shares Owned	% Ownership
Marquesas Capital Partners, LLC	43,209,059	71.8%
All officers and directors as a group	43,209,059	71.8%
UNATION Total outstanding	60,086,888

As of 12-31-2025, Marquesas Capital Partners, LLC (“Marquesas”) beneficially owns approximately 43,209,059 shares of the Company’s equity securities, representing approximately 71.8% of the Company’s total issued and outstanding shares.

Marquesas is controlled by John Bartoletta, the Company’s Founder, Chief Executive Officer, and Director. Through his ownership and control of Marquesas, Mr. Bartoletta exercises indirect control over the shares held by Marquesas.

On a fully diluted basis, Mr. Bartoletta would beneficially control approximately 59.6% of the Company’s total equity securities.

Control of the Company

John Bartoletta, through his direct and indirect ownership interests, including his control of Marquesas Capital Partners, LLC, beneficially controls a majority of the Company’s voting power.

Marquesas currently holds approximately 71.8% of the Company’s issued and outstanding shares. Mr. Bartoletta controls Marquesas and, as a result, has the ability to direct the voting and disposition of such shares.

In addition, Mr. Bartoletta holds direct interests in shares of the Company and may be entitled to receive additional shares under the Company’s capital structure, including shares that are currently authorized but unissued.

On a fully diluted basis, assuming issuance of such currently authorized but unissued shares, Mr. Bartoletta would beneficially control approximately 59.6% of the Company’s total equity securities.

As a result of this ownership structure:

●	Mr. Bartoletta has the ability to control the outcome of matters submitted to stockholders for approval;

●	He is able to control the election of directors; and

●	He may exercise significant influence over the Company’s management, strategy, capital structure, and major transactions.

This concentration of control may delay, deter, or prevent a change of control of the Company and may limit the ability of other stockholders to influence corporate decisions.

Future Dilution and Ownership Changes

Following completion of this Offering:

●	The ownership percentages of existing stockholders may be diluted;

●	New investors will acquire ownership interests in the Company;

●	The relative voting power of existing stockholders may be reduced

However, existing stockholders, including Mr. Bartoletta, are expected to retain significant ownership and influence following the Offering.

DILUTION

As of December 31, 2025, the Company had a historical net tangible book deficit of approximately $(6,403,500), or approximately $(0.11) per share of Class A common stock, based upon 60,086,888 shares of Class A common stock outstanding.

Assuming the sale of the maximum aggregate offering amount of $20,000,000 of Revenue-Backed Participation Securities and assuming full one-for-one conversion of all Revenue-Backed Participation Securities into shares of Class A common stock, the Company would issue up to 3,333,333 additional shares of Class A common stock.

After giving effect to approximately $19,300,000 in estimated net proceeds from this Offering and the issuance of up to 3,333,333 shares of Class A common stock upon conversion, the Company’s pro forma as adjusted net tangible book value would be approximately $12,896,500, or approximately $0.20 per share.

Investors purchasing Revenue-Backed Participation Securities in this Offering will experience immediate and substantial dilution.

This represents:

●	An immediate increase in net tangible book value of approximately $0.31 per share to existing stockholders; and

●	An immediate dilution of approximately $5.80 per share to new investors purchasing Securities in this Offering.

The offering price of $6.00 per share was determined by the Company based on a number of factors, including its stage of development, capital requirements, market conditions, and internal assessment of long-term value, and does not necessarily bear a direct relationship to the Company’s net tangible book value or current operating results.

The pro forma net tangible book value presented above is based on assumptions regarding the offering amount, estimated expenses, and assumed conversion of the Securities, and is subject to adjustment.

The financial data presented above is derived from management-prepared financial statements and is subject to potential adjustment upon completion of an independent review.

The dilution reflected above is primarily a function of the Company’s current stage of development and the resulting net tangible book value, which does not reflect certain elements of its business, including its platform, user base, behavioral data, and proprietary technology. The Company’s objective is to deploy capital in a manner that enhances these elements, supports revenue growth, and improves overall financial performance over time; however, there can be no assurance that such outcomes will be achieved.

Availability of Shares Upon Conversion

The Company has a sufficient number of authorized shares of Class A common stock under its certificate of incorporation to permit the conversion of the Securities into equity, subject to the terms and conditions of such Securities.

The issuance of shares upon conversion will be subject to:

●	The availability of authorized but unissued shares;

●	The terms of the Securities and related agreements; and

●	Applicable corporate approvals, if required.

There can be no assurance that future changes to the Company’s capital structure, including amendments to its certificate of incorporation or other corporate actions, will not impact the availability of shares for conversion.

Availability of Shares for Equity Incentive or Management Pool

The Company has authorized equity incentive and management compensation arrangements, which may be used in the future for the compensation and retention of directors, officers, employees, and other service providers.

As of the date of this Offering Circular, shares associated with such arrangements have not been issued unless otherwise disclosed herein.

The Company may, from time to time, issue additional shares of its equity securities pursuant to:

●	Equity incentive or compensation arrangements;

●	Strategic transactions; or

●	Other corporate purposes.

Any such issuances may result in dilution to investors and could reduce the ownership percentage of existing stockholders. The timing, amount, and terms of any such future issuances will be determined by the Company in its discretion, subject to applicable corporate approvals.

Narrative Explanation

The dilution experienced by investors reflects, in part:

●	The Company’s prior investment in platform development, technology, and operations;

●	The value of intellectual property, data, and systems that may not be fully reflected on the Company’s balance sheet;

●	The structure, timing, and terms of prior capital raises and privately issued securities; and

●	The potential for future issuance of equity, including shares that may be issued under equity incentive or management compensation arrangements.

During 2025, the Company improved its balance sheet through the conversion of certain liabilities into equity, which reduced total liabilities and strengthened its capital structure. As a result, the Company’s net tangible book value improved compared to prior periods.

Management believes that this restructuring enhances the Company’s financial position entering this Offering; however, the Company continues to operate at a deficit, and investors should consider the risks associated with such condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with the Company’s financial statements and related notes included elsewhere in this Offering Circular.

The financial statements referenced herein have been prepared by management and have not been reviewed or audited by an independent public accountant as of the date of this Offering Circular. The Company has engaged an independent accounting firm to perform a review of such financial statements; however, such review has not yet been completed. Accordingly, the financial information presented herein is subject to potential adjustment.

This section contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those discussed below.

Overview

UNATION, Inc. is a platform-focused company that integrates event discovery, user engagement, and behavioral data analysis to connect consumers with real-world experiences.

The Company is in a growth stage and has historically focused on platform development, user acquisition, and building its operational capabilities.

The Company’s operations are centered on:

●	Growing its user base and engagement levels

●	Expanding revenue-generating activities

●	Enhancing its data and technology infrastructure

Management believes that the integration of Behavioral Timing Intelligence (“BTI”) and the Predictive Timing Engine (“PTE”) enhances the Company’s ability to align engagement with user intent. This may improve conversion efficiency, optimize marketing spend, and support scalable growth. However, these outcomes are dependent on continued data accumulation, model refinement, and user adoption.

The Company expects to continue investing in technology, data systems, and user growth and may require additional capital to support expansion.

Strategic Data and Platform Considerations

Management believes that the Company’s user base and accumulated behavioral data are important components of its long-term business strategy. While such assets are not reflected on the Company’s balance sheet, management believes they may contribute to the Company’s ability to enhance user engagement, improve conversion efficiency, and support future monetization initiatives. However, the Company cannot assure that these efforts will result in increased revenue or profitability.

Results of Operations

Revenue

For the year ended December 31, 2025, the Company generated revenue of approximately $432,432, compared to approximately $513,995 for the year ended December 31, 2024, representing a decrease of approximately 15.9%.

Revenue is derived primarily from:

●	Event-related transactions

●	Marketing and promotional services

●	Partnerships with venues and service providers

The decrease in revenue reflects variability in user engagement, campaign activity, and platform monetization as the Company continues to refine its operating model.

The revenue figures presented above are based on management-prepared financial data and are subject to potential adjustment upon completion of an independent review.

Operating Expenses

Operating expenses for the year ended December 31, 2025 were approximately $4,019,058, compared to approximately $4,832,986 for the year ended December 31, 2024, representing a decrease of approximately 16.8%.

Operating expenses consist primarily of:

●	Technology development and platform costs

●	Sales and marketing expenses

●	General and administrative expenses

The decrease in operating expenses reflects reductions in marketing, development, and operational costs as the Company continued to improve efficiency and optimize its cost structure.

These amounts are derived from management-prepared financial statements and are subject to potential adjustment.

Net Loss

The Company reported a net loss of approximately ($4,044,568) for the year ended December 31, 2025, compared to approximately ($4,699,892) for the year ended December 31, 2024, representing an improvement of approximately 13.9%.

The reduction in net loss primarily reflects cost optimization efforts and reduced operating expenses, partially offset by variability in revenue.

Net loss figures are based on management-prepared financial data and may be adjusted upon completion of an independent review.

Liquidity and Capital Resources

As of December 31, 2025, the Company had cash and cash equivalents of approximately $29,699.

The Company has historically funded its operations through:

●	Founder and affiliated entity contributions

●	Private capital

●	Revenue generated from operations

Over the past approximately fifteen (15) years, the Company has raised an aggregate of approximately $40,000,000 through the sale of equity securities and other investment instruments. Such transactions were conducted in reliance on exemptions from registration, including Regulation D and Section 4(a)(2) of the Securities Act.

The Company’s ability to continue as a going concern depends on its ability to:

●	Generate sufficient revenue; and/or

●	Raise additional capital

The Company’s net tangible book value as of December 31, 2025 was approximately ($6.4 million), consistent with the Company’s balance sheet as of such date.

This improvement was primarily driven by:

●	Conversion of certain liabilities into equity

●	Reduction in total liabilities

All such financial data is based on management-prepared financial statements and is subject to potential revision.

Management believes this restructuring improved the Company’s capital structure entering this Offering; however, the Company continues to operate at a deficit and will require additional capital to support ongoing operations.

Use of Proceeds Impact

The Company expects that the net proceeds from this Offering will:

●	Improve liquidity

●	Support operational scaling

●	Accelerate revenue generation

Funds will be deployed in accordance with the “Use of Proceeds” section.

Management believes that investment in the Company’s behavioral intelligence platform, including BTI and the PTE, may improve engagement efficiency and support revenue growth; however, there can be no assurance that such outcomes will be achieved.

Capital Requirements

The Company anticipates that it will require additional capital to:

●	Expand operations

●	Enhance technology

●	Scale user acquisition

There can be no assurance that such capital will be available on acceptable terms, or at all.

Trends and Uncertainties

The Company’s future performance is subject to various trends and uncertainties, including:

●	Changes in consumer behavior

●	Competitive dynamics

●	Effectiveness of marketing strategies

●	Regulatory developments

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements as of the date of this Offering Circular.

Critical Accounting Policies

The preparation of financial statements requires management to make estimates and assumptions that affect reported amounts. The Company’s significant accounting policies are described in the notes to the financial statements.

LEGAL MATTERS

The Company is not currently a party to any material legal proceedings.

From time to time, the Company may be involved in routine legal matters arising in the ordinary course of business; however, the Company is not aware of any pending or threatened proceedings that, if determined adversely, would have a material effect on its business, financial condition, or results of operations.

UNATION, INC

Financial Statements

for the Years Ended

December 31, 2025 and 2024

UNATION, INC

FINANCIAL STATEMENTS

UNATION, INC

BALANCE SHEETS

	December 31, 2025	December 31, 2024
ASSETS
Current Assets
Cash and Cash Equivalents	$29,699	$40,453

Total Current Assets	29,699	40,453
Intangible Assets, Net	1,141	2,335

Total Assets	$30,840	$42,788

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts Payable	$299,657	$-0-
Accounts Payable – Related Party	1,380,000	1,140,000
Loans from Related Party	20,000	-0-
Credit Cards Payable	198,743	149,488

Total Current Liabilities	1,898,400	1,289,488

Long Term Liabilities
Revenue Participation Obligation	3,248,300	-0-
Note Payable – Related Party	1,287,640	1,237,233
Total Long Term Liabilities	4,435,940	1,237,233
Total Liabilities	6,434,340	2,526,721

Stockholders’ (Deficit) Equity
Common Stock - $0.0001 par value; 150,000,000 shares authorized: 60,151,388 and 60,086,888 shares issued and outstanding	5,726	5,720
Paid in Capital	57,321,595	57,196,601
Retained Deficit	(63,730,821)	(59,686,254)

Total Stockholders’ Equity (Deficit)	(6,403,500)	(2,483,933)

Total Liabilities and Stockholders’ Equity (Deficit)	$30,840	$42,788

See accompanying notes to these financial statements.

UNATION, INC

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2025	2024
Revenues	$432,432	$513,995

Cost of Revenues
Hosting Services	379,853	322,203
Merchant Fees	10,896	10,264

Total Cost of Revenues	390,749	332,467

Gross Profit	41,683	181,528

Selling, General and Administrative Expenses
Amortization Expense	1,194	1,194
Management Fees	390,000	390,000
Development Cost	759,002	904,013
Direct Labor	313,818	432,816
Sub-Contracts	406,402	276,953
Marketing Expenses	1,422,785	2,046,293
Other Expenses	36,841	83,107
Software Subscriptions	547,545	520,125
Professional Fees	79,455	76,681
Rent Expense	61,440	101,804

Total Selling, General and Administrative Expenses	4,018,482	4,832,986

Operating Loss	(3,976,799)	(4,651,458)
Other Income (Expense)
Interest Expense	(67,769)	(48,434)
Total Other Income (Expense)	(67,769)	(48,434)

Net Loss	$(4,044,568)	$(4,699,892)

Earnings (Loss) per Share	$(0.07)	$(0.08)

See accompanying notes to these financial statements.

UNATION, INC

STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock Shares	Common Stock Amount	Additional Paid-in Capital	Retained Deficit	Total
Balance, December 31, 2023	56,877,588	$5,688	$52,615,533	$(54,986,362)	$(2,365,141)

Common stock sold for cash	3,209,300	32	4,581,068	-	4,185,100

Net Loss	-	-	-	(4,699,892)	(4,699,892)

Balance, December 31, 2024	60,086,888	$5,720	$57,196,601	$(59,686,254)	$(2,483,933)

Common stock sold for cash	64,500	6	124,994	-	125,000

Net Loss	-	-	-	(4,044,568)	(4,044,568)

Balance, December 31, 2025	60,151,388	$5,726	$57,321,595	$(63,730,821)	$(6,403,500)

See accompanying notes to these financial statements.

UNATION, INC

STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2025	2024
Cash Flows from Operating Activities:
Net Loss	$(4,044,568)	$(4,699,892)

Adjustments to Reconcile Net Loss to Net Cash
Used in Operating Activities:
Amortization	1,194	1,194
Increase (Decrease) in Current Liabilities
Accounts Payable	299,657	(425)
Accounts Payable – Related Party	240,000	120,000
Credit Card Payable	49,255	146,518
Net Cash Used in Operating Activities	590,106	(4,751,548)

Cash Flows from Financing Activities
Proceeds (Payments) from Borrowings	-0-	(226,566)
Proceeds in Related Party Activity	70,408	-0-
Proceeds from Revenue Participation Obligation	3,248,300	-0-
Proceeds from Sale of Stock	125,000	4,581,100

Net Cash Provided by Financing Activities	3,443,708	4,354,534

Net Increase (Decrease) in Cash Flows	(10,754)	(78,071)

Cash at Beginning of Year	40,453	118,524

Cash at End of Year	$29,699	$40,453

Supplemental Disclosures
Interest Payments	$67,769	$48,434

See accompanying notes to these financial statements.

UNATION, inc

Notes to Financial Statements

DECEMBER 31, 2025 AND 2024

Note A - Organization and Nature of Operations

UNATION, INC is organized as a Delaware Corporation. The Company currently maintains its corporate office in Tampa, Florida.

UNATION, INC is a technology platform (mobile app and desktop social engagement aggregation engine) that simplifies event discovery, event promotion and user-generated registration and ticketing. By uniquely addressing the problem of event discovery and promotion, UNATION is able to efficiently connect people who are looking for things to do in cities and local communities with those who are creating meaningful and relevant events. The company’s event technology aggregation platform, allows event promoters and UNATION ambassadors to increase promotion and event discovery, manage attendees and analyze data across separate marketing channels enabling them to identify shared experiences and leverage future opportunities.

The company’s mission is to connect the world through events by aggregating event discovery, optimizing event promotion and simplifying registration and ticketing.

Note B - Summary of Significant Accounting Policies

1.	Basis of Presentation

The financial statements of the Company have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (US GAAP).

2.	Use of Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with accounting principles generally accepted in the United States of America. These estimates and assumptions affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses. Actual results could vary from the estimates that were used.

3.	Fair Value Measurement and Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with the requirements of FASB ASC 820, Fair Value Measurements and Disclosures. As defined in FASB ASC 820, the fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilized the market data of similar entities in its industry or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs. FASB ASC 820 established a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement) as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

UNATION, inc

Notes to Financial Statements

DECEMBER 31, 2025 AND 2024

Note B - Summary of Significant Accounting Policies – Continued

3.	Fair Value Measurement and Fair Value of Financial Instruments – Continued

Level 2 – Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reported date and includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, interest rate swaps, options and collars.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The respective carrying value of certain balance sheet financial instruments approximates its fair value. These financial instruments, include cash and cash equivalents and accounts payable. Fair values were estimated to carrying values for these financial instruments since they are short term and they are receivable or payable on demand.

4.	Cash and Cash Equivalents Accounts

For purposes of the statement of cash flows, cash includes cash that is held in financial institution accounts and has maturities of three months or less. The financial instruments that potentially subject the Company to credit risk are cash balances, that at times during the years ended December 31, 2025 and December 31, 2024, have exceeded the federally insured limit. The Company has not incurred and does not expect to incur any losses in such accounts.

UNATION, inc

Notes to Financial Statements

DECEMBER 31, 2025 AND 2024

Note B - Summary of Significant Accounting Policies – Continued

5.	Long-lived Assets and Intangible Assets with Definite Lives

The Company accounts for long-lived assets in accordance with the provisions FASB ASC 360-10-35, Impairment or Disposal of Long-lived Assets. This accounting standard requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds its fair value.

6.	Revenue Recognition

Company revenues are derived from affiliate fees, ticketing fees, unique experiential packages and promotional/advertising campaigns. The Company has plans for future revenues derived from premium memberships for small and medium size businesses, targeted deals around local events/lifestyle opportunities and bespoke marketing, branding, and social media services.

The Company accounts for revenue recognition in accordance with ASU 2014-09, Topic 606. Under Topic 606 revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.

The Company evaluated the criteria for control of promised goods or services and has determined that criteria for recognizing revenue over time has not been met; therefore, revenues for affiliate, ticketing, and promotional/advertising fees should be recognized at a point in time.

7.	Advertising

The Company expenses advertising and marketing costs as they are incurred. Advertising and marketing expense was $1,422,785 and $2,046,293 for the years ended December 31, 2025 and 2024, respectively.

8.	Leases

In February 2016, the FASB issued ASU 2016-02, Leases. ASU 2016-02 requires lessees to recognize assets and liabilities for most leases. ASU 2016-02 was further clarified and amended within ASU 2018-01, ASU 2018-10, ASU 2018-11 and ASU 2018-20 which included provisions that would provide us with the option to adopt the provisions of the new guidance using a modified retrospective transition approach, without adjusting the comparative periods presented. We adopted the new standard on January 1, 2019 and used the effective date as our date of initial application under the modified retrospective approach. We elected the short-term lease recognition exemption for all of our qualifying leases. This means, for those leases, we will not recognize right-of-use assets or lease liabilities.

UNATION, inc

Notes to Financial Statements

DECEMBER 31, 2025 AND 2024

Note B - Summary of Significant Accounting Policies – Continued

8.	Leases - Continued

The implementation of this new standard did not have a material impact on our financial statements since the Company only has short-term leases. Accordingly, leases are expensed on a straight-line basis over the term of the lease.

9.	Income Tax Status

The Company has is taxed as a corporation.

The Company accounts for the effect of any uncertain tax positions based on a “more likely than not” threshold to the recognition of the tax positions being sustained based on the technical merits of the position under scrutiny by the applicable taxing authority. If a tax position or positions are deemed to result in uncertainties of those positions, the unrecognized tax benefit is estimated based on a “cumulative probability assessment” that aggregates the estimated tax liability for all uncertain tax positions.

The Company currently has no temporary or permanent tax differences.

Currently, the Company has a large net operating loss, therefore has no taxes due and has $0 income tax expense, nor does it have deferred tax assets or liabilities due to the loss. The Company currently does not have any tax effects as it relates to the Tax Cuts and Jobs Act due to the large net operating loss.

The Company is not currently under examination by any taxing jurisdiction. The Company’s federal returns are open for examination for three years, 2023, 2024 and 2025.

10.	Related Parties

The Company accounts for related party transactions in accordance with ASC 850, Related Party Disclosures. A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

UNATION, inc

Notes to Financial Statements

DECEMBER 31, 2025 AND 2024

Note B - Summary of Significant Accounting Policies – Continued

11.	Loss Contingencies

The Company accounts for loss contingency in accordance with ASC 450, Contingencies which categorizes losses by three terms based on the likelihood of occurrence:

●	Probable – The future event or events are likely to occur

●	Reasonably Possible – The chance of the future event or events occurring is more than remote but less than likely

●	Remote – The chance of the future of the event or events occurring is slight

If it is probable that a loss will result from a contingency and the amount of the loss can be reasonably estimated, the estimated loss is accrued. If it is reasonable possible that a loss will result from a contingency the loss is disclosed. If it is remote that a loss will result from a contingency the loss is disclosed if the effect on the financial statements would be material and would change a reasonable estimate on the balance sheet.

Note C - Going Concern

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As of December 31, 2024 and 2025, the Company has not established sufficient revenues to cover its costs of revenues and its selling, general, and administrative expenses. As a result, the Company has recurring operating losses, negative cash flows from operating activities, an accumulated deficit, and adverse key financial ratios which cause substantial doubt about the ability of the company to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

Management’s plan to obtain adequate capital includes obtaining loans from stockholders and issuing common stock. However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

There is no assurance that the Company will be able to obtain sufficient additional funds when needed or that such funds, if available, will be obtainable on terms satisfactory to the Company. Profitability will ultimately depend on revenues earned from business operations exceeding those costs incurred in those same business operations. However, there is no assurance that the Company will attain profitability. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

UNATION, inc

Notes to Financial Statements

DECEMBER 31, 2025 AND 2024

Note D - Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.

In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Topic 470) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Topic 815), which eliminates the beneficial conversion and cash conversion accounting models for convertible instruments. It also amends the accounting for certain contracts in an entity’s own equity that are currently accounted for as derivatives because of specific settlement provisions. In addition, the new guidance modifies how particular convertible instruments and certain contracts that may be settled in cash or shares impact the diluted earnings per share computation. The amendments in this update are effective for fiscal years beginning after December 15, 2021. Early adoption is permitted, but no earlier than annual periods beginning after December 15, 2020. The Company is evaluating the accounting, transition and disclosure requirements of this standard and does not expect this update to have a material effect on the financial statements.

Note E - Intangible Assets

A summary of the major classifications of intangible assets at December 31, 2025 and December 31, 2024 consists of the following:

	2025	2024

Trademarks & Web Domains	$17,913	$17,913
Less Accumulated Amortization	15,577	14,577
Intangible Assets, net	$2,336	$2,336

The estimated future amortization expense of the intangible assets as of December 31, 2025 is as follows $1,142

Note F - Notes Payable

In January 2021 the company issued a secured, convertible note payable to an accredited investor, in the aggregate principal amount of $1,100,000 and a stated interest rate of 4%, and due and payable January 2025.

UNATION, inc

Notes to Financial Statements

DECEMBER 31, 2025 AND 2024

Note G – revenue participation obligation

On January 1, 2024 the Company authorized 3,000,000 shares of revenue-backed securities (the “Class B Revenue-Backed Securities”) in private placement transactions. These securities represent contractual obligations entitling holders to participate in a specified percentage of the Company’s gross revenues, subject to a defined return cap.

Under the terms of the securities, the Company has agreed to allocate a fixed percentage of its gross revenues (currently 8%) to holders of Class B Revenue-Backed Securities on a pro-rata basis. Payments, if any, are contingent upon the Company generating sufficient gross revenues and are expected to be calculated on a quarterly basis. Each holder’s participation is subject to a maximum return equal to 150% of the original investment amount (the “Return Cap”). Upon satisfaction of the Return Cap, the holder’s right to further revenue participation terminates, and the securities convert into shares of the Company’s Class A common stock in accordance with the terms of the instrument. The Class B Revenue-Backed Securities do not represent traditional debt obligations, do not bear interest, and do not have a fixed maturity date. Payments are contingent upon the Company’s revenue and are not guaranteed.

The Company has classified these instruments as a revenue participation obligation and records them as a liability on the balance sheet. The obligation is evaluated each reporting period based on the terms of the arrangement and the Company’s expected future revenue performance. Revenue participation payments, when made, are recorded as reductions of the related obligation.

During the year ended December 31, 2025, the Company issued 1,624,150 Class B Revenue-Backed Securities for cash in the amount of $3,248,300. At December 31, 2025, the company had $12,621 in payment obligations outstanding.

Note H - Stockholders’ Equity

From inception through January 1, 2018, the company operated as a limited liability company. Effective January 2, 2018, the Company filed the Certificates of Conversion and Incorporation with the State of Delaware to convert the Company into a corporation and authorized 60,000,000 shares of common stock and 5,000,000 shares of preferred stock.

On April 22, 2019, the Company filed an Amended and Restated Certificate of Incorporation with the Delaware Secretary of State to amend the Company’s current Certificate of Incorporation to, among other things: (i) increase the number of authorized shares of the Company’s common stock from 60,000,000 shares to 150,000,000 shares; (ii) increase the number of authorized shares of the Company’s preferred stock from 5,000,000 shares to 50,000,000 shares; and (iii) eliminate the Company’s Series A Preferred Stock.

During the year ended December 31, 2025 and 2024, the Company issued 64,500 and 3,209,300 shares of common stock for cash in the amount of $125,000 and $4,185,100, respectively.

UNATION, inc

Notes to Financial Statements

DECEMBER 31, 2025 AND 2024

Note I - Stock Warrants

The following summarizes information about the Company’s stock warrant activity during the year ended December 31, 2025:

Number of Warrants

Outstanding at December 31, 2024	1,049,128
Granted during 2025	655,000
Cancelled or expired during 2025	-0-
Outstanding at December 31, 2025	1,714,128
Exercisable at December 31, 2025	1,714,128

The following summarizes information about the Company’s stock warrant activity during the year ended December 31, 2024:

Number of Warrants

Outstanding at December 31, 2023	2,070,508
Granted during 2024	350,000
Cancelled or expired during 2024	(1,371,380)
Outstanding at December 31, 2024	1,049,128
Exercisable at December 31, 2024	1,049,128

There are no warrants that expire during the year ended December 31, 2026.

Note J - Related Parties

Management Fees. Two related parties, through direct ownership, managed the Company’s day to day operations and investor relations and were paid fees for these services of $390,000 and $390,000 for the years ended December 31, 2025 and 2024, respectively.

Professional Fees. A related party, controlled by an officer of the Company, provided accounting services and was paid fees of $44,250 and $37,755 for the years ended December 31, 2025 and 2024, respectively.

Rent. In 2019, the Company entered into a month-to-month lease agreement for its corporate offices. The lessor is a Company controlled by an officer and director. Rent expense for the years ended December 31, 2025 and 2024 was $61,440 and $75,917, respectively.

Majority Stockholder. The Company’s majority stockholder, Marquesas Capital Partners LLC, is controlled by an officer and director of the Company. There were outstanding payables to this related party of $1,380,000 and $1,140,000 for the years ended December 31, 2025 and 2024, respectively.

UNATION, inc

Notes to Financial Statements

DECEMBER 31, 2025 AND 2024

Note K - Operating Leases

In 2019, the Company entered into a month-to-month lease agreement for its corporate offices. Rent expense for the years ended December 31, 2025 and 2024 was $61,440 and $75,977, respectively.

Rent expense for the years ended December 31, 2025 and 2024 totaled $61,440 and $101,804 respectively.

Note L - Commitments and Contingencies

Litigation. From time to time, the Company may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these, or other matters may arise from time to time that may harm our business.

The Company is not aware of any additional legal proceedings or claims that could have a material adverse effect on our financial position or operating results.

Note M - Subsequent Events

Management has evaluated subsequent events through April 30, 2026, the date on which the financial statements were available to be issued. Based on this evaluation, the Company is not aware of any additional subsequent events which require recognition or disclosure in the financial statements.

PART III — EXHIBITS

EXHIBIT INDEX

EX1A-2A	Certificate of Incorporation of UNATION, Inc. (incorporated by reference to Exhibit 1.1 on Form 1-A filed on May 5, 2026)

EX1A-2B	Bylaws of UNATION, Inc. (incorporated by reference to Exhibit 1.2 on Form 1-A filed on May 5, 2026)

EX1A-4	Form of Subscription Agreement

EX1A-4	Form of Revenue-Backed Participation Security

EX1A-4	Cryptocurrency Payment Addendum to Subscription Agreement

EX1A-6	Escrow Agreement (Executed)

EX1A-6	Transfer Agent Agreement with VStock Transfer, LLC (incorporated by reference to Exhibit 6.2 on Form 1-A filed on May 5, 2026)

EX1A-6	Material Contracts of the Company (incorporated by reference to Exhibit 6.3 on Form 1-A filed on May 5, 2026)

EX1A-8	Form of Escrow Agreement

EX1A-11	Consent of Counsel

EX1A-12	Opinion of Counsel

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

UNATION, INC.

By:	/s/ John Bartoletta
John Bartoletta
Chief Executive Officer

Date: 5-11-2026